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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

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                                  FORM 15
       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
          SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
      SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                 OF THE SECURITIES AND EXCHANGE ACT OF 1934

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                    Commission file number:  33-48481
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                    Nomura Asset Securities Corporation
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          (Exact Name of Registrant as Specified in its Charter)

Two World Financial Center, Building B, New York, New York 10281 (212) 667-9300
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 (Address, Including Zip Code, and Telephone Number, Including Area Code,
               of Registrant's Principal Executive Offices)

   Nomura Asset Securities Corporation Commercial Mortgage Pass Through
     Certificates Series 1996-MDV, Class A-1A, Class A-1B, Class CS-1,
         Class A-1C, Class A-2, Class A-3, Class A-4 and Class A-5
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         (Title of Each Class of Securities Covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [_]      Rule 12h-3(b)(1)(i)          [_]
Rule 12g-4(a)(1)(ii)          [_]      Rule 12h-3(b)(1)(ii)         [_]
Rule 12g-4(a)(2)(i)           [_]      Rule 12h-3(b)(2)(i)          [_]
Rule 12g-4(a)(2)(ii)          [_]      Rule 12h-3(b)(2)(ii)         [_]
                                       Rule 15d-6                   [x]


Approximate number of holders of record as of the certification date: 1 of
                                                                      ----
record (45 beneficial holders)
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Pursuant to the requirements of the Securities Exchange Act of 1934,
Nomura Asset Securities Corporation has caused this certification/notice
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to be signed on its behalf by the undersigned duly authorized person.


Date: January 27, 1997                 AMRESCO Management, Inc., as agent
      ------------------------------   and attorney-in-fact for Nomura
                                       Asset Securities Corporation

                                       By: /s/ William B. Sweeney
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                                          William B. Sweeney, Vice President

                                       By: /s/ John W. Benson
                                           -------------------------------
                                          John W. Benson, Assistant Secretary

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.